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                      February 22, 2022

       Lawrence Martin
       Chief Financial Officer
       Hallador Energy Co
       1183 East Canvasback Drive
       Terre Haute, Indiana, 47802

                                                        Re: Hallador Energy Co
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            10-K filed March 9,
2021
                                                            File No. 001-34743

       Dear Mr. Martin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation